Exhibit 99.1

                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  William T. Berry, Jr.
Richmond, Virginia  23236                            Telephone:  (804)-560-8490

                     FOR IMMEDIATE RELEASE: December 2, 1998

                 ESKIMO PIE CORPORATION ANNOUNCES BOARD REJECTION
                             OF NEW YOGEN FRUZ OFFER

      Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie Corporation announced today that its Board of Directors had determined to reject a new unsolicited proposal received from Yogen Fruz World-Wide Incorporated, a Canadian company, to acquire 100% of the Company's outstanding shares at a cash price of $13.00 per share in a negotiated transaction.

      The Company stated that its Board of Directors met and, after consultation with its financial advisor, unanimously concluded that the new Yogen Fruz proposal was inadequate and not in the best interests of the Company's shareholders. Eskimo Pie Corporation rejected a similar proposal from Yogen Fruz at $10.25 per share of Eskimo Pie Corporation common stock last month.

      David B. Kewer, President and Chief Executive Officer of Eskimo Pie Corporation, stated that the Board of Directors had requested its financial advisor to continue to work with the Company to explore the full range of strategies available to enhance shareholder value.

      Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers, and (under license from Nabisco Brands Company) SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors, ingredients and packaging directly from the Company. Eskimo Pie Corporation also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the national brands it licenses. The Company also manufactures soft serve yogurt and premium ice cream products for sale to the foodservice industry.